Exhibit 99.1

DISNEY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

DISNEY SAVINGS AND INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2009 and 2008	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2009	3

Notes to Financial Statements	4

Additional Information (included pursuant to Department of Labor’s Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2009	12

Schedule H, line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2009	13

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

the Disney Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Savings and Investment Plan (the “Plan”) at December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Delinquent Participant Contributions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

June 23, 2010

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2009	2008
Assets
Investments in Master Trust at fair value:
Disney Common Stock Fund	$676,745	$494,517
Citadel Common Stock Fund	—	228
Fidelity Institutional Money Market Fund	275,385	298,486
Fidelity Capital Appreciation Fund	264,757	198,455
Fidelity Diversified International Fund	188,069	135,934
Fidelity Freedom Income Fund	4,838	3,260
Fidelity Freedom 2000 Fund	3,083	2,037
Fidelity Freedom 2005 Fund	3,463	2,880
Fidelity Freedom 2010 Fund	17,374	15,689
Fidelity Freedom 2015 Fund	36,345	27,336
Fidelity Freedom 2020 Fund	40,709	26,272
Fidelity Freedom 2025 Fund	36,379	23,302
Fidelity Freedom 2030 Fund	30,686	17,451
Fidelity Freedom 2035 Fund	25,178	12,825
Fidelity Freedom 2040 Fund	21,935	11,402
Fidelity Freedom 2045 Fund	5,975	2,107
Fidelity Freedom 2050 Fund	3,928	1,698
Fidelity US Equity Index Commingled Pool	209,118	161,739
PIMCO Total Return Fund	292,839	206,248
Baron Growth Fund	66,045	43,162
Sequoia Fund	205,913	178,224
Calamos Growth Fund	123,221	71,432
Federated US Treasury Cash Reserve	7,575	—
Vanguard Mid-Cap Index Fund	80,868	52,249
Royce Low Priced Stock Fund	52,022	27,309
RBC Enterprise I (formerly known as Tamarack Enterprise Fund)	19,827	16,822
Participant loans	37,568	33,836

Total investments	2,729,845	2,064,900

Receivables:
Participant contributions	—	1,666
Employer contributions	2,357	2,966
Interest and dividend income	7,294	7,523

Total receivables	9,651	12,155

Net assets available for benefits	$2,739,496	$2,077,055

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended December 31, 2009
Plan’s interest in Master Trust’s investment income:
Dividends	$36,102
Interest	2,160
Net appreciation in fair value of investments (Note 3)	540,274

578,536

Contributions:
Participant	195,166
Employer	43,902

239,068

Deductions from net assets attributed to:
Benefits paid to participants	154,989
Administrative expenses (Note 5)	174

155,163

Net increase	662,441

Net assets available for benefits:
Beginning of year	2,077,055

End of year	$2,739,496

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

1.	Description of the Plan

General

The Walt Disney Company (the “Company”) adopted the Disney Salaried Savings and Investment Plan (the “Plan”) effective as of May 1, 1984. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan is also an Employee Stock Ownership Plan (“ESOP”) that provides employees the opportunity to participate in the performance, both positive and negative, of common stock of The Walt Disney Company. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Effective February 2, 2007, the name of the Plan changed to Disney Savings and Investment Plan.

Administration of the Plan

The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation

Participation in the Plan is available to eligible domestic employees of the Company and its subsidiaries participating in the Plan. Eligible employees age 18 or older may enroll and begin making contributions 90 days after their hire date. After one year of employment, Company matching contributions begin.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the eligibility service requirement.

Contributions

Prior to January 1, 2009, participants were permitted to contribute, in whole percentages, up to 20 percent of their base compensation. Effective January 1, 2009, participants are permitted to contribute in whole percentages, up to 50 percent of their base compensation, through weekly payroll deductions.

Prior to October 1, 2009, participant contributions were made only on a pre-tax basis. Effective October 1, 2009, the Company established a Roth 401(k) contribution option, which allows participants to contribute to the Plan on an after-tax basis.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1.	Description of the Plan (continued)

Contributions (continued)

A participant’s total pre-tax contributions, after-tax Roth 401(k) contributions and the Company’s matching contributions, in any plan year, cannot exceed the limits provided under Section 402(g) and Section 415 of the Code.

The Company currently contributes as a matching amount the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions.

Income earned on participant pre-tax contributions and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan. Income earned on Roth 401(k) contributions is not taxable if distributed in a qualified distribution. A Roth 401(k) withdrawal is considered a qualified distribution if five taxable years have passed since a participant’s first contribution and the withdrawal is attributable to the participant’s attainment of age 59  1/2, disability or death.

Vesting

Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments

Participants may direct the investment of their individual contributions and any Company matching contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investments of their contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals

A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s termination date (or on a future date at which the present value of the account balance should fall below $1,000), less 20 percent for federal tax withholding, unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100 percent of the participant’s account, are available after reaching age 59 1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee, or its delegate, determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Loans

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1.	Description of the Plan (continued)

Effective January 1, 2009, loans may have a term of up to five years. However, the term can be extended to thirty years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is determined at the time the loan was issued based on the prime rate plus one percent. Loan payments, including interest, are credited to the participant’s account.

Plan Amendment or Termination

The Company reserves the right to amend or modify the provisions of the Plan at any time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks, which can include increases in defaults and credit rating downgrades. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances, the amounts reported in the Statement of Net Assets Available for Benefits and amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition

The Plan’s investments are all held in the Disney 401(k) Master Trust (the “Master Trust”). Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net asset value, which is based upon the value of the underlying securities as determined by the Trustee at year end. The Disney Common Stock Fund is valued at the year-end unit closing price (defined as the year end quoted market price of common stock plus invested cash). Participant loans are valued at their outstanding balances, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

Net Appreciation/Depreciation in Fair Value of Investments

The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Payment of Benefits

Benefits are recorded when paid.

3.	Investments

The following are the Plan’s share of investments within the Master Trust that represent 5 percent or more of the Plan’s net assets at December 31 (in thousands):

	2009	2008
Disney Common Stock Fund	$676,745	$494,517
Fidelity Institutional Money Market Fund	275,385	298,486
Fidelity Capital Appreciation Fund	264,757	198,455
Fidelity Diversified International Fund	188,069	135,934
Fidelity US Equity Index Commingled Pool	209,118	161,739
PIMCO Total Return Fund	292,839	206,248
Sequoia Fund	205,913	178,224

During 2009, the Plan’s share of investments within the Master Trust appreciated (depreciated) in value as follows (in thousands):

Disney Common Stock Fund	$202,882
Citadel Common Stock Fund	(174)
International/Global Equities	41,706
Domestic Equities – Small Cap	36,375
Domestic Equities – Mid Cap	61,567
Domestic Equities – Large Cap	141,360
Life Cycle/Target Date Funds	41,366
Bond Fund	15,192

$540,274

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

4.	Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service dated June 30, 2005, stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan has subsequently been amended and the Company intends to file for a new determination letter in the future in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2007-44. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

5.	Related Party Transactions

Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $174,226 for the year ended December 31, 2009. The Company also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Company paid $293,027 of administrative expenses on behalf of the Plan for the year ended December 31, 2009. Participant loans are considered party-in-interest transactions. The Plan also offers the Disney Common Stock Fund investment option, which is designed for investment in common stock of the Company. All of the above transactions qualify as exempt party-in-interest transactions.

6.	Investment in Disney 401(k) Master Trust

The Plan’s investments are held in the Master Trust, which also includes the assets of the Disney Hourly Savings and Investment Plan, which is a defined contribution plan sponsored by the Company. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 96% and 97% at December 31, 2009 and 2008, respectively. Investment income of the Master Trust for the year ended December 31, 2009 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2009, the Master Trust’s purchases and sales of The Walt Disney Company common stock were $130,401,877 and $149,490,594, respectively.

Investments held by the Master Trust are as follows (in thousands):

	December 31,
	2009	2008
Investments, at fair value:
Disney Common Stock Fund	$698,495	$508,262
Citadel Common Stock Fund	—	233
International/Global Equities	195,113	140,331
Domestic Equities – Small Cap	145,327	91,547
Domestic Equities – Mid Cap	215,155	54,547
Domestic Equities – Large Cap	699,419	626,923
Life Cycle/Target Date Funds	248,073	155,681
Bond Fund	301,670	212,314
Money Market Funds	295,091	308,993

Total	$2,798,343	$2,098,831

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

6.	Investment in Disney 401(k) Master Trust (continued)

The investment income of the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2009
Investment income:
Interest and dividends	$37,562
Net appreciation in fair value of investments	560,721

Total	$598,283

The net appreciation (depreciation) in the fair value of the investments held by the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2009
Net appreciation (depreciation):
Disney Common Stock Fund	$209,292
Citadel Common Stock Fund	(178)
International/Global Equities	43,229
Domestic Equities – Small Cap	38,255
Domestic Equities – Mid Cap	64,843
Domestic Equities – Large Cap	145,148
Life Cycle/Target Date Funds	44,504
Bond Fund	15,628

Total	$560,721

On June 12, 2007, the ABC Radio business was spun off from The Walt Disney Company and then merged with Citadel Broadcasting Corporation (“Citadel”). Under the terms of the merger agreement, each Disney stockholder received 0.0768 shares of Citadel common stock for each share of Disney common stock held as of June 6, 2007, the record date of the transaction. After the merger, the Citadel Common Stock Fund was added as a new investment fund to the Plan. The Citadel Common Stock Fund was liquidated on July 17, 2009 and proceeds were invested in the Disney Common Stock Fund on August 21, 2009.

7.	Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (FASB) issued guidance on fair value measurements which provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. This guidance also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. The Plan adopted the guidance effective as of January 1, 2008.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

7.	Fair Value Measurements (continued)

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or value drivers are not observable in active markets

The Master Trust’s assets measured at fair value on a recurring basis are summarized in the following table by the type of inputs applicable to the fair value measurements (in thousands):

	Fair Value Measurement at December 31, 2009
	Level 1	Level 2	Total
Investments held by Master Trust:
Disney Common Stock Fund	$698,495	$—	$698,495
International/Global Equities	195,113	—	195,113
Domestic Equities – Small Cap	145,327	—	145,327
Domestic Equities – Mid Cap	215,155		215,155
Domestic Equities – Large Cap	484,639	214,780	699,419
Life Cycle/Target Date Funds	248,073	—	248,073
Money Market Funds	295,091	—	295,091
Bond Fund	301,670	—	301,670

Total of investments held by Master Trust	$2,583,563	$214,780	$2,798,343

The fair values of Level 1 investments are determined based on publicly quoted market prices in active markets. The fair values of Level 2 investments are determined by using the daily net asset value of shares held in the common/collective trust fund which contains investments valued based on quoted prices in active markets for identical securities or based on values determined using other significant observable inputs.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

7.	Fair Value Measurements (continued)

At December 31, 2009, the Plan held participant loans totaling $37,567,755, which are considered to be Level 3 assets. The participant loans are valued at their outstanding receivable balances from the participant, which approximates fair value.

A reconciliation of the participant loan balances from January 1, 2009 to December 31, 2009 follows (in thousands):

Participant Loans:
Beginning balance at January 1, 2009	$33,836
New loans to participants	19,782
Loan repayments	(16,083)
Accrued interest	33

Ending balance at December 31, 2009	$37,568

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2009

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e) Current Value

*	Disney 401(k) Master Trust	Master Trust Investment Account	$2,692,277,416

*	Participant loans	Loans mature between January 2010 and December 2039 with interest rates that range from 4.25% to 10.5%.	$37,567,755

*	A party-in-interest for which a statutory exemption exists.

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4a

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and Prohibited Transaction Exemption 2002-51
Late Participant Loan Repayments	Contributions Not Corrected	Contributions Corrected Outside Voluntary Fiduciary Correction Program (VFCP)	Contributions Pending Correction in VFCP
$322		$322